Exhibit 2.26
PELANGIO MINES INC.
FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company
Pelangio Mines Inc.
440 Harrop Drive, 2 Floor
Milton, Ontario L9T 3H2

Item 2.	Date of Material Change
August 22, 2008

Item 3.	News Release
Pelangio Mines Inc. disseminated a press release (the “Press Release”) on August 22, 2008 via Canada Newswire—Toronto, Ontario.

Item 4.	Summary of Material Change
For further information, attached hereto is a copy of the Press Release.

Item 5.	Full Description of Material Change
For further information, attached hereto is a copy of the Press Release.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102
Not applicable

Item 7.	Omitted Information
No information has been omitted in respect of the material change.

Item 8.	Executive Officer
Ingrid Hibbard, President and Chief Executive Officer, 905-875-3828.

Item 9.	Date of Report
September 2, 2008

Pelangio Mines Inc. 440 Harrop Dr., 2nd Floor Milton, Ontario L9T 3H2 Phone (905) 875-3828 Fax (905) 875-3829
NEWS RELEASE
PELANGIO PROVIDES UPDATE ON ARRANGEMENT AND
SCHEDULES HEARING FOR FINAL ORDER
TORONTO, Ontario (August 22, 2008) — Pelangio Mines Inc. (PLG:TSX) (“Pelangio” or the “Company”) advises shareholders that it expects to close the previously announced spin-off by way of a plan of arrangement (the “Arrangement”) of all of its assets, other than 19 million common shares of Detour Gold Corporation and certain working capital, to Pelangio Exploration Inc. (“Newco”) on or about September 6, 2008 (the “Effective Date”).
Pelangio obtained an advance tax ruling from the Canada Revenue Agency (the “CRA”) in respect of the Arrangement on August 20, 2008, which provides that the Arrangement will qualify as a tax deferred transaction to shareholders under the “butterfly” reorganization rules in the Income Tax Act (Canada).
Additionally, Newco has received conditional listing approval from the TSX Venture Exchange (the “TSX-V”) for the listing of its common shares, subject to complying with the conditions of listing imposed by the TSX-V. Newco’s common shares will trade under the symbol “PX” on the TSX-V.
Pelangio previously scheduled a hearing to obtain a final Court order to approve the Arrangement. It was adjourned and has now been rescheduled.
Accordingly, notice is hereby given that Pelangio will be applying to the Court of Queen’s Bench of Alberta for a final order in respect of the Arrangement on Monday, August 25, 2008 at 9:30 a.m. (Calgary time) at the Calgary Courts Centre, 601 — 5 Street SW, Calgary, Alberta, T2P 5P7.
The Arrangement was approved by Pelangio’s shareholders on April 22, 2008. For further information on the Arrangement, see the Company’s management information circular dated March 19, 2008 which is available at www.sedar.com under the Company’s name.
About Pelangio
Pelangio is a gold exploration company active in the top-ranked mining jurisdictions in the world, Canada and Ghana. The Company’s main focus is to advance its exploration programs on its premier land position in Ghana totaling 290 square kilometres, located on strike and adjacent to AngloGold Ashanti’s Obuasi gold mine.
Pelangio also has a 44.6% equity interest in Detour Gold, which controls the Detour Lake advanced gold exploration project. The near-term objective of Detour Gold is to advance the Detour Lake project to development and production.
For additional information, please visit our website at www.pelangio.com or contact:

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Ingrid Hibbard, President & CEO or
Warren Bates, Vice President Exploration
Tel: 905-875-3828 / Toll-free: 1-877-746-1632 / Email: info@pelangio.com
Forward Looking Statements
Certain statements herein may contain forward-looking statements and forward-looking information within the meaning of applicable securities laws. Forward-looking statements or information appear in a number of places and can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate” or “believes” or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements and information include statements regarding the implementation of the Arrangement. With respect to forward-looking statements and information contained herein, we have made numerous assumptions, including the ability of the Company to meet the conditions to implement the Arrangement. Forward-looking statements and information are by their nature based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statement or information. Such risks include the failure to meet the conditions to implement the Arrangement. See our annual information form, our management information circular dated March 19, 2008 (the “Circular”) and our quarterly and annual management’s discussion and analysis for additional information on risks and uncertainties relating to the forward-looking statement and information. There can be no assurance that a forward-looking statement or information referenced herein or in the Circular will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements or information. Also, many of the factors are beyond the control of Pelangio or Newco. Accordingly, readers should not place undue reliance on forward-looking statements or information. We undertake no obligation to reissue or update any forward looking statements or information except as required by law. All forward-looking statements and information herein are qualified by this cautionary statement.

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